Exhibit 99.1

For Release:	Immediately

Contact:	John D. Swift, Chief Financial Officer

MOHAWK INDUSTRIES, INC. ANNOUNCES RECORD
QUARTERLY EARNINGS FOR THIRD QUARTER

Calhoun, Georgia, October 14, 2002—Mohawk Industries, Inc. (NYSE:MHK) today announced record quarterly net earnings of $81,560,000 (46% above last year) and diluted earnings per share (EPS) of $1.21 (15% above last year) for the third quarter of 2002. This compares to $55,727,000 in net earnings and $1.05 in EPS for the third quarter of 2001. This improvement was the result of (i) the contribution to earnings, net of the acquisition effects, from the Dal-Tile operations of $0.05 EPS, (ii) increased earnings of $0.09 EPS from Mohawk operations as a result of higher sales and lower costs and (iii) an average reduction of approximately 743,000 shares of stock for the third quarter of 2002 which contributed $0.02 EPS. Net sales for the quarter increased 35% to $1,224,403,000 from $907,850,000 in 2001. This increase was the result of the Dal-Tile merger and internal growth of Mohawk products. Net sales for the third quarter increased 3.8% on a proforma basis. The Mohawk segment net sales of $927,065,000 grew 2% primarily from hard surface products and the Dal-Tile segment net sales of $297,338,000 grew 9% (from $271,589,000) primarily from residential products.

Net earnings for the first nine months of 2002 were $200,288,000 (55% above last year), or $3.13 in EPS (28% above last year), compared to $129,399,000 in net earnings, or $2.44 in EPS, for the first nine months of 2001. This improvement in EPS and net earnings is attributable to (i) the Dal-Tile acquisition, (ii) sales growth, (iii) operating earnings growth and (iv) an average reduction of approximately 538,000 shares of stock for the first nine months of 2002. Net sales for the first nine months increased 30% to $3,318,860,000 from $2,550,147,000. The Mohawk segment sales of $2,703,738,000 grew 6% and the Dal-Tile segment proforma sales of $851,166,000 grew 9%. Total company net sales increased 7% on a proforma basis.

In commenting on the third quarter results, Jeffrey S. Lorberbaum, President and CEO, stated, “We were able to produce all-time record results this quarter even though economic conditions were slower. We are very pleased with our ability to continue to perform at a high level even in difficult times. The structure of our company allows us to react and respond quickly to economic and market changes.

We are very pleased with the performance of Dal-Tile and its contribution to our results since the acquisition was completed. The growth prospects for the Dal-Tile products are very good with the opportunity to increase their distribution through new residential channels. We successfully completed the first phase of the Dal-Tile integration during the third quarter. The company can now ship tile products carried in the Dal-Tile warehouses to customers through the Mohawk distribution channels using the existing Mohawk order entry system. We are on schedule with our long-term plan to leverage our two businesses and provide additional value to our customers.

Our strategic move to position our company as a leader in all floorcovering products is progressing as planned with approximately 30% of our total sales in hard surface products. With our strong financial position, we are optimistic about our future when the economy fully recovers.”

The debt to capitalization ratio decreased to 33% this quarter with approximately $75,000,000 of debt reduction. This debt reduction was the result of strong earnings and effective working capital management offset by the repurchase of 1,128,300 shares of stock. The company has reduced debt by approximately $206,000,000 since the acquisition of Dal-Tile. The company plans to continue with its stock repurchases. The Company has approximately 4,879,000 shares open to repurchase from its original authorization. The effective income tax rate was reduced when compared to the first half of 2002 due to tax credits realized in the third quarter of $2,500,000 with a comparable amount expected in the fourth quarter.

The total company third quarter and year-to-date gross profit percentage to net sales increased from 24.2% in 2001 to 27.8% in 2002 and from 24.0% in 2001 to 27.0% in 2002, respectively, due to Dal-Tile’s higher gross profit levels. The gross profit percentage for the Mohawk segment increased due to better cost control. The gross profit percentage for the Dal-Tile segment was also slightly up from last year due to improved manufacturing efficiencies. The total company SG&A percentage to net sales for the third quarter and nine months increased from 14.0% in 2001 to 16.2% in 2002 and from 15.0% in 2001 to 16.2% in 2002, respectively, due to Dal-Tile’s higher SG&A levels. When the Mohawk and Dal-Tile segments are compared to the nine month amounts for 2001 separately, both segments achieved a reduction in the SG&A percentage. Operating income as a percentage for the third quarter and nine months increased from 10.2% in 2001 to 11.7% in 2002 and from 9.0% in 2001 to 10.7% in 2002, respectively, primarily due to the Dal-Tile acquisition.

There continues to be much uncertainty in the economy which makes forecasting future periods very difficult. Based on the present economic conditions, we anticipate that the fourth quarter earnings will be 5% to 10% above 2001.

Certain of the statements in the immediately preceding paragraphs, particularly anticipating future financial performance, business prospects, growth and operating strategies, proposed acquisitions, and similar matters, and those preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “estimates,” or similar expressions constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. For those statements, Mohawk claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Those statements are based on many assumptions including assumptions regarding the Company’s ability to maintain its sales growth and gross margins and to control costs. These or other assumptions could prove inaccurate and therefore, there can be no assurance that the “forward-looking statements” will prove to be accurate. Forward-looking statements involve a number of risks and uncertainties. The following important factors affect the future results of Mohawk and could cause those results to differ materially from those expressed in the forward-looking statements: materially adverse changes in economic conditions generally in the carpet, rug and floorcovering markets served by Mohawk; competition from other carpet, rug and floorcovering manufacturers; raw material prices; timing and level of capital expenditures; the successful integration of acquisitions including the challenges inherent in diverting Mohawk’s management attention and resources from other strategic matters and from operational matters for an extended period of time; the successful introduction of new products; the successful rationalization of existing operations; and other risks identified from time to time in the Company’s SEC reports and public announcements.

Mohawk is a leading supplier of flooring for both residential and commercial applications and a producer of woven and tufted broadloom carpet, rugs and ceramic tile. The Company designs, manufactures and markets premier carpet brand names, which include “Mohawk,” “Karastan,” “Aladdin,” “Bigelow,” “Custom Weave,” “Durkan,” “Galaxy,” “Helios,” “Horizon,” “Mohawk Commercial,” “World,” and “Wunda Weve.” Mohawk offers a broad line of home products including rugs, throws, pillows and bedspreads under the brand names Aladdin, Goodwin Weavers, Karastan, Mohawk Home and Newmark. Mohawk manufactures and distributes ceramic tile and natural stone products under the brand names Dal-Tile, Mohawk and American Olean. Mohawk also offers other products that include laminate, wood and vinyl flooring and carpet padding under the Mohawk brand name.

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There will be a conference call Tuesday, October 15, 2002 at 11:00 AM Eastern Time.
The telephone number to call is 1-800-603-9255. A conference call replay will also be available until Tuesday, October 22, 2002 by dialing 1-800-642-1687 for US/local calls and (706) 634-2294 for international calls and entering
Conference ID # 5876683.

DATES FOR FUTURE PRESS RELEASES AND CONFERENCE CALLS:

	PRESS RELEASE	CONFERENCE CALL
3rd QUARTER 2002	OCTOBER 14, 2002	OCTOBER 15, 2002	11:00 AM (800-603-9255)
4th QUARTER 2002	FEBRUARY 6, 2003	FEBRUARY 7, 2003	11:00 AM (800-603-9255)
1st QUARTER 2003	APRIL 16, 2003	APRIL 17, 2003	11:00 AM (800-603-9255)
2nd QUARTER 2003	JULY 16, 2003	JULY 17, 2003	11:00 AM (800-603-9255)
3rd QUARTER 2003	OCTOBER 16, 2003	OCTOBER 17, 2003	11:00 AM (800-603-9255)

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES
	Three Months Ended		Nine months ended
Consolidated Statement of Earnings Data (Amounts in thousands, except per share data)	September 28, 2002	September 29, 2001	September 28, 2002	September 29, 2001

Net sales	$1,224,403	907,850	3,318,860	2,550,147
Cost of sales	883,746	688,426	2,424,422	1,937,247

Gross profit	340,657	219,424	894,438	612,900
Selling, general and administrative expenses	197,779	127,016	538,229	383,326

Operating income	142,878	92,408	356,209	229,574
Interest expense	16,426	6,869	42,377	24,053
Other (income) expense, net	888	1,051	(109)	4,094

Earnings before income taxes	125,564	84,488	313,941	201,427
Income taxes	44,004	28,761	113,653	72,028

Net earnings	$81,560	55,727	200,288	129,399

Basic earnings per share	$1.22	1.06	3.19	2.47

Weighted-average common shares outstanding	66,824	52,412	62,855	52,347

Diluted earnings per share	$1.21	1.05	3.13	2.44

Weighted-average common and dilutive potential common shares outstanding	67,683	53,211	64,086	53,021

Other Financial Information (Amounts in thousands)
Depreciation & amortization	$25,024	20,677	75,500	62,696

Capital expenditures	$26,831	14,306	74,072	40,953

Consolidated Balance Sheet Data (Amounts in thousands)			September 28, 2002	September 29, 2001

ASSETS
Current assets:
Receivables			$569,567	432,651
Inventories			742,647	576,218
Prepaid expenses			22,732	13,337
Deferred income taxes			83,056	66,474

Total current assets			1,418,002	1,088,680
Property, plant and equipment, net			843,782	630,049
Goodwill			1,277,453	109,969
Other assets			165,916	5,831

			$3,705,153	1,834,529

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt			$42,366	238,215
Accounts payable and accrued expenses			681,299	412,075

Total current liabilities			723,665	650,290
Long-term debt, less current portion			903,104	219,571
Deferred income taxes and other long-term liabilities			180,890	80,614

Total liabilities			1,807,659	950,475

Total stockholders' equity			1,897,494	884,054

			$3,705,153	1,834,529

	As of or for the Three Months Ended		As of or for the Nine Months Ended
Segment Information (Amounts in thousands)	September 28, 2002	September 29, 2001	September 28, 2002	September 29, 2001

Net sales:
Mohawk	$927,065	907,850	2,703,738	2,550,147
Dal-Tile	297,338	—	615,122	—

Consolidated net sales	$1,224,403	907,850	3,318,860	2,550,147

Operating income:
Mohawk	$96,890	92,838	264,419	232,722
Dal-Tile	47,791	—	96,928	—
Corporate and eliminations	(1,803)	(430)	(5,138)	(3,148)

Consolidated operating income	$142,878	92,408	356,209	229,574

Assets:
Mohawk			$1,733,632	1,729,819
Dal-Tile			1,839,261	—
Corporate and eliminations			132,260	104,710

Consolidated assets			$3,705,153	1,834,529

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